UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2009

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Flying Cloud Drive Minneapolis, Minnesota	55344-3720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 11, 2009, Alliant Techsystems Inc. (“ATK”) announced that Daniel J. Murphy, Chairman of the Board and Chief Executive Officer of ATK, will be leaving ATK effective March 31, 2010.  ATK also announced that John L. Shroyer, ATK’s Senior Vice President and Chief Financial Officer, has been elected interim Chief Executive Officer and President of ATK effective immediately.  Mr. Shroyer will continue to serve as Chief Financial Officer.  The Board of Directors has retained a leading executive search firm to assist in identifying internal and external candidates from which to select a new Chief Executive Officer.  Mr. Murphy will be available to provide transition assistance to ATK through March 31, 2010.

Mr. Murphy also resigned from the Board of Directors of ATK effective November 9, 2009.  The Board of Directors has appointed General Ronald R. Fogleman to serve as Chairman of the Board.  General Fogleman has served on ATK’s Board of Directors for more than five years.

Mr. Shroyer, age 46, has been Senior Vice President and Chief Financial Officer since April 2006.  From November 2005 to April 2006, he served as Vice President, Operations.  He served as Vice President and General Manager, ATK Ordnance Systems, from 2004 to November 2005.  From 2002 to 2004, he was President of ATK Tactical Systems.  He was Vice President, ATK Tactical Systems, from 2001 to 2002, and Vice President and Treasurer, ATK Tactical Systems, from 2000 to 2001.

The Personnel and Compensation Committee of the Board of Directors has determined that Mr. Murphy will receive the compensation and benefits under his employment agreement with ATK as if Mr. Murphy had remained in his capacity as Chief Executive Officer until March 31, 2010, including a severance payment equal to 24 months base salary conditioned upon the execution of a mutually acceptable release.  The components of Mr. Murphy’s compensation are described in ATK’s proxy statement dated June 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

By:	/s/ Keith D. Ross
Name:	Keith D. Ross
Title:	Senior Vice President, General Counsel and Secretary

Date:  November 11, 2009